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                           CERTIFICATE OF INCORPORATION OF
                                 FRANK E. BEST, INC.

                                      ARTICLE I

    The name of this corporation is Frank E. Best, Inc.

                                      ARTICLE II

    The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address if The Corporation Trust Company.

                                     ARTICLE III

    The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                      ARTICLE IV

    The Corporation shall have one class of stock, namely common capital stock and shall have authority to issue 600,000 shares of Common Stock, par value $1.00 per share.

                                      ARTICLE V

    The name and mailing address of the incorporator is Gregg A. Dykstra, 6161
E. 75th Street, Indianapolis, Indiana 46250

                                      ARTICLE VI

    The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

                                     ARTICLE VII

    No director shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this Article VII shall not limit or eliminate the liability of a director, to the extent provided by applicable law: (i) for any breach of the duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. It is the intention of this Article VII to eliminate the liability of the corporation's directors to the corporation or its shareholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law (or any successor provision).

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    Any repeal or modification of the foregoing provisions of this Article VII by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                     ARTICLE VIII

    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

    IN WITNESS WHEREOF, the undersigned has signed this Certificate this 12th day of October, 1995.

                                       Frank E. Best, Inc.


                                       /s/ Gregg A. Dykstra
                                       --------------------
                                       Gregg A. Dykstra

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